EXHIBIT 3.2

NOCOPI TECHNOLOGIES, INC.

NOTICE OF ABANDONMENT

TO

ARTICLES OF AMENDMENT

Nocopi Technologies, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) that:

FIRST:	The title of the document being abandoned is “Nocopi Technologies, Inc. Articles of Amendment” (the “Amendment”).
SECOND:	The Amendment being abandoned by this Notice of Abandonment were accepted for record by the SDAT on August 2, 2022 with an effective date and time of 12:01 a.m. on August 26, 2022.

THIRD:	The abandonment of the Amendment was authorized by a majority vote of the entire board of directors of the Corporation as contemplated by Section 2-612 of the Maryland General Corporate Law.

FOURTH:	Each of the undersigned acknowledges this Notice of Abandonment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledge that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused this Notice of Abandonment to be executed in its name and on its behalf by the undersigned on this 25th day of August 2022.

ATTEST:		NOCOPI TECHNOLOGIES, INC.,
a Maryland corporation

By:	/s/ Rudolph A. Lutterschmidt	By:	/s/ Michael A. Feinstein, M.D.
Name:	Rudolph A. Lutterschmidt	Name:	Michael A. Feinstein, M.D.
Title:	Chief Financial Officer	Title:	Chief Executive Officer